Exhibit 5.1

December 22, 2010

Board of Directors

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, Minnesota 55343

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as Deputy General Counsel to UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”), in connection with the preparation of its registration statement on Form S-8 (the “Registration Statement”) relating to the registration of $150,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) under the UnitedHealth Group Executive Savings Plan (as in effect on the date of this opinion, the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I, or attorneys in the legal department of the Company under my direction, have examined originals or copies of those corporate and other records of the Company we considered appropriate for the purposes of this opinion. In rendering this opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies (including telecopies). I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials.

This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based on the foregoing, I am of the opinion that the Deferred Compensation Obligations have been duly authorized by all requisite corporate action and, when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies and by general principles of equity.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

The opinions expressed above are limited to the laws of the State of Minnesota.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dannette L. Smith
Dannette L. Smith
Deputy General Counsel